Exhibit 4

                          BESTNET COMMUNICATIONS CORP.

                            2000 INCENTIVE STOCK PLAN

1.   IN GENERAL

     1.1 PURPOSE. The purpose of this 2000 Incentive Stock Plan (the "Plan") is to attract, retain and motivate employees, directors and independent contractors by providing them with the opportunity to acquire a proprietary interest in BestNet Communications Corp., a Nevada corporation (formerly known as Wavetech International, Inc.; the "Company"), and to link their interests and efforts to the long-term interests of the Company's stockholders.

     1.2  BACKGROUND. On July 5, 2000, the Board of Directors of the Corporation
          adopted  the  2000  Incentive  Stock  Plan,   subject  to  shareholder
          approval.

     1.3 EFFECTIVE DATE. Subject to the approval of the shareholders of the Company at the Company's 2000 Annual Meeting of Shareholders, the Plan shall become effective as of July 5, 2000, the date on which it was adopted by the Board of Directors (the "Effective Date"); provided, however, that awards granted under the Plan prior to its approval by the shareholders shall be contingent on approval of the Plan by the shareholders of the Company at such annual meeting.

2.   PLAN ADMINISTRATION

     2.1 IN GENERAL. The Plan shall be administered by the Company's Board of Directors (the "Board"). Except for the power to amend the Plan as provided in SECTION 12, the Board, in its sole discretion, may delegate all or any portion of its authority and duties under the Plan to a committee appointed by the Board, under such conditions and limitations as the Board may from time to time establish. The Board and/or any committee that has been delegated the authority to administer the Plan shall be referred to as the "Plan Administrator." Except as otherwise explicitly set forth in the Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to awards under the Plan, including the selection of the individuals to be granted awards, the type of awards, the number of shares of the Company's common stock ("Common Stock") subject to an award, vesting conditions, and any and all other terms, conditions, restrictions and limitations, if any, of an award. All decisions made by the Plan Administrator pursuant to the Plan and related orders and resolutions shall be final and conclusive.

     2.2 RULE 16b-3 AND CODE SECTION 162(m). Notwithstanding any provision of this Plan to the contrary, only the Board or a committee composed of two or more "Non-Employee Directors" may make determinations regarding grants of awards to officers, directors and 10% stockholders of the Company. (The term "Non-Employee Directors" shall have the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act")). The Plan Administrator shall have

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          the authority  and  discretion to determine the extent to which awards will conform to the requirements of Section 162(m) Internal Revenue Code of 1986, as amended (the "Code"), and to take such action, establish such procedures, and impose such restrictions as the Plan Administrator determines to be necessary or appropriate to conform to such requirements.

     2.3 OTHER PLANS. The Plan Administrator shall also have authority to grant awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company.

3. ELIGIBILITY. Any employee of the Company shall be eligible to receive any award under the Plan. Directors who are not employees, proposed directors, proposed employees and independent contractors shall be eligible to receive awards other than Incentive Stock Options (as defined in SECTION 5.2). For purposes of this SECTION 3, the "Company," with respect to all awards under the Plan other than Incentive Stock Options, includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Plan Administrator. With respect to Incentive Stock Options, the "Company" includes any parent or subsidiary of the Company as defined in Section 424 of the Code.

4.   SHARES SUBJECT TO THE PLAN

     4.1 NUMBER AND SOURCE. The shares offered under the Plan shall be shares of Common Stock and may be unissued shares or shares now held or subsequently acquired by the Company as treasury shares, as the Plan Administrator may from time to time determine. Subject to adjustment as provided in SECTION 4.3, the aggregate number of shares that may be issued under the Plan shall not exceed 5,000,000 shares. The aggregate number of shares that may be covered by awards granted to any one individual in any year shall not exceed 50% of the total number of shares that may be issued under the Plan.

     4.2 SHARES AVAILABLE. Any shares subject to an award granted under the Plan that is forfeited, terminated or canceled, or any shares that do not vest, shall again be available for the granting of awards under the Plan. If the exercise price of any award granted under the Plan is satisfied by tendering shares of Common Stock to the Company (by actual delivery or by attestation), only the number of shares issued net of the shares tendered shall be delivered for purposes of determining the maximum number of shares available for delivery under the Plan. If a stock appreciation right is settled in cash, the shares covered by such award shall remain available for the granting of other awards. The payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the shares available for issuance.

     4.3 ADJUSTMENT OF SHARES AVAILABLE. The aggregate number and type of shares available for awards under the Plan, the maximum number and type of shares that may be subject to awards to any individual under

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          the Plan,  the number and type of shares  covered by each  outstanding award, and the exercise price per share (but not the total price) for stock options, stock appreciation rights or similar awards outstanding under the Plan shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any split-up, combination or exchange of shares, consolidation, spin-off or recapitalization of shares or any like capital adjustment or the payment of any stock dividend.

5.   AWARDS

     5.1 TYPES OF AWARDS. Subject to the Plan, the Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of awards to be granted to employees, directors, and independent contractors under the Plan. Such awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options (as defined in SECTION 5.2) or restricted stock awards. Such awards may be granted either alone, in addition to or in tandem with any other type of award granted under the Plan.

     5.2 STOCK OPTIONS. The Plan Administrator may grant stock options, designated as "Incentive Stock Options," which comply with the provisions of Section 422 of the Code or any successor statutory provision, or "Nonqualified Stock Options." The price for which shares may be purchased upon exercise of a particular option shall be determined by the Plan Administrator; provided, however, that (a) the exercise price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value (as determined under SECTION 5.6) of the shares subject to such option on the date such option is granted (110% if the option is intended to be an Incentive Stock Option and is granted to a stockholder who at the time the option is granted owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company) and (b) the exercise price of a Nonqualified Stock Option shall not be less than 100% of the Fair Market Value of the shares subject to such option on the date such option is granted; provided, however, that if the Nonqualified Stock Option is granted in connection with the recipients hiring, promotion or similar event, the option exercise price may not be less than the Fair Market Value of the shares subject to the option on the date on which the recipient was hired or promoted (or similar event), if the grant of the Nonqualified Stock Option occurs not more than 90 days after the date of such hiring, promotion or other event. To the extent the aggregate Fair Market Value (determined as of the date the option is granted) of Common Stock with respect to which Incentive Stock Options granted to a particular individual become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000 (or such corresponding amount as may be set by the Code) such options shall be treated as Nonqualified Stock Options. An option holder and the Plan Administrator can agree at any time to convert an Incentive Stock Option to a Nonqualified Stock Option.

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     5.3  RESTRICTED STOCK AWARDS.  The Plan  Administrator may grant restricted stock awards under the Plan in Common Stock or denominated in units of Common Stock. The Plan Administrator, in its discretion, may make such awards subject to conditions and restrictions, as set forth in the instrument evidencing the award, which may be based on continuous service with the Company or the attainment of certain performance goals related to profits, profit growth, profit-related return ratios, cash flow or shareholder returns, where such goals may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. The Plan Administrator may choose, at the time of granting an award or at any time thereafter up to the time of payment of the award, to include as part of such award an entitlement to receive dividends or dividend equivalents, subject to such terms as the Plan administrator may establish. All dividends or dividend equivalents that are not paid currently may, in the Plan Administrator's sole discretion, accrue interest and be paid to the participant if, when and to the extent such award is paid.

     5.4 PAYMENT DEFERRAL. Awards granted under the Plan may be settled through cash payments, the delivery of Common Stock (valued at Fair Market Value) or the granting of awards or combinations thereof as the Plan Administrator shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits to deferred stock unit equivalents.

     5.5 INDIVIDUAL AWARD AGREEMENTS. Stock Options shall and other awards may be evidenced by agreements between the Company and the recipient in such form and content as the Plan Administrator from time to time approves, which agreements shall substantially comply with and be subject to the terms of the Plan. Such individual agreements may contain such provisions or conditions as the Plan Administrator deems necessary or appropriate to effectuate the sense and purpose of the Plan and may be amended from time to time in accordance with the terms thereof.

     5.6 DETERMINATION OF FAIR MARKET VALUE OF COMMON STOCK. The "Fair Market Value" of a share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

          (a) If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded on the over-the-counter market, the Fair Market Value shall be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) per share of Common Stock on the date in question on the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its Nasdaq system or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Common Stock on the date in question, then the mean between the highest bid price and the lowest asked price

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               (or the closing  selling  price) on the last  preceding  date for which such quotations exist shall be determinative of the Fair Market Value.

          (b) If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock for the date in question on the stock exchange determined by the Board to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding day.

          (c) If the Common Stock at the time is neither listed nor admitted to trading on any stock exchange nor traded on the over-the-counter market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate, including, at the discretion of the Plan Administrator, one or more independent professional appraisals.

     5.7 ACCELERATION UPON A CHANGE OF CONTROL. If a Change of Control occurs, all outstanding Options (Incentive and Nonqualified) and stock awards that may be exercised shall become fully exercisable and all restrictions on such outstanding Options and stock awards shall lapse. "Change of Control" means and includes each of the following: (1) A change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the 1934 Act regardless of whether the Company is subject to such reporting requirement; (2) A change of control of the Company through a transaction or series of transactions, such that any person (as that term is used in Section 13 and 14(d)(2) of the 1934 Act), excluding affiliates of the Company as of the Effective Date, is or becomes the beneficial owner (as that term is used in Section 13(d) of the 1934
          Act) directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; (3) Any consolidation or liquidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Shares will be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Shares immediately before the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger; (4) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (5) Substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Code) in which the Company is a member.

6.   AWARD EXERCISE

     6.1 PRECONDITION TO STOCK ISSUANCE. No shares shall be delivered pursuant to the exercise of any stock option, in whole or in part, until qualified for delivery under such securities laws and regulations as

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          may be deemed by the Plan  Administrator to be applicable  thereto and until, in the case of the exercise of an option, payment in full of the option price thereof (in cash or stock as provided in SECTION 6.3) is received by the Company. No holder of an option, or any legal representative, legatee or distributee shall be or be deemed to be a holder of any shares subject to such option unless and until such shares are issued.

     6.2 NO FRACTIONAL SHARES. No stock options may at any time be exercised with respect to a fractional share.

     6.3 FORM OF PAYMENT. An optionee may exercise a stock option using as the form of payment (a) cash or cash equivalent, (b) stock-for-stock payment (as described below), (c) any combination of the above, or (d) such other means as the Plan Administrator may approve. Any optionee who owns Common Stock may use such shares as a form of payment to exercise stock options granted under the Plan. The Plan Administrator, in its discretion, may restrict or rescind this right by notice to optionees. A stock option may be exercised in such manner only by tendering (actually or by attestation) to the Company whole shares of Common Stock having a Fair Market Value equal to or less than the exercise price. The Plan Administrator may permit an optionee to pay the option exercise price upon exercise of an option by irrevocably authorizing a third party to sell the shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of such option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise. If an option is exercised by surrender of shares having a Fair Market Value less than the exercise price, the option holder must pay the difference in cash.

7.   AUTOMATIC GRANT PROGRAM

     7.1 AMOUNT AND DATE OF GRANT. During the term of the Plan, the Company shall make automatic grants of options ("Automatic Options") in the form of Nonqualified Stock Options to each Board member ("Eligible Director") who is not employed by the Company, whether or not such person is a Non-Employee Director as referred to in SECTION 2.2 as follows:

          7.1.1 ANNUAL GRANTS. Each year on the Annual Grant Date, an Automatic Option to acquire 10,000 shares of Common Stock shall be granted to each Eligible Director for so long as shares of Common Stock are available under SECTION 4.1 hereof. The "Annual Grant Date" shall be the fifth day after the Company publicly announces its annual operating results for the immediately preceding fiscal year. Any Eligible Director that was granted an Automatic Option under SECTION 7.1.2 within 90 days of an Annual Grant Date shall be ineligible to receive an Automatic Option pursuant to this SECTION 7.1.1 on such Annual Grant Date.

          7.1.2 INITIAL NEW DIRECTOR GRANTS. On the Initial Grant Date, every new member of the Board, who is an Eligible Director and has not previously received an Automatic Option under this SECTION
                  7.1.2 shall be granted an Automatic  Option to acquire  20,000

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                  shares of Common  Stock for so long as shares of Common  Stock are available under SECTION 4.1 hereof. The "Initial Grant Date" shall be the date that an Eligible Director is first appointed or elected to the Board.

          7.1.3 AUDIT COMMITTEE GRANTS. On the Annual Grant Date, every non-employee director serving on the Audit Committee of the Company shall receive options to acquire 5,000 shares of Company Common Stock.

     7.2 EXERCISE PRICE. The exercise price per share of Common Stock subject to each Automatic Option granted under SECTION 7.1.1, SECTION 7.1.2 or
          SECTION 7.1.3 shall be equal to 100% of the Fair Market Value per share of the Common Stock on the date such Automatic Option was granted as determined in accordance with the valuation provisions of
          SECTION 5.6.

     7.3  VESTING.  Each Automatic  Option granted pursuant to SECTION 7.1.1 and
          SECTION 7.1.3 shall vest and become exercisable 12 months after the date of grant. Each Automatic Option granted pursuant to SECTION 7.1.2 shall vest and become exercisable in a series of three equal and successive installments with the first installment vested on the date of grant and the next two installments 12 months and 24 months after the date of grant. Each Automatic Option shall vest and become exercisable only if the optionholder has not ceased serving as a Board member or for purposes of SECTION 7.1.3, serving on the Audit Committee, as of such vesting date.

     7.4 TERM OF AUTOMATIC OPTIONS. Each Automatic Option shall expire on the tenth anniversary (the "Expiration Date") of the date on which such Automatic Option was granted. Except as determined by the Plan Administrator, should an Eligible Director's service as a Board member cease prior to the Expiration Date for any reason while an Automatic Option remains outstanding and unexercised, the Automatic Option term shall immediately be modified and the Automatic Option shall terminate and cease to be outstanding in accordance with the following provisions:

          7.4.1 The Automatic Option shall immediately terminate and cease to be outstanding with respect to any shares that were not vested at the time of the optionholder's cessation of Board service.

          7.4.2 Should an optionholder cease, for any reason other than death, to serve as a member of the Board, then the optionholder shall have 90 days measured from the date of such cessation of Board service in which to exercise his or her Automatic Options that vested prior to the time of such cessation of Board service. In no event, however, may any Automatic Option be exercised after the Expiration Date of such Automatic Option.

          7.4.3 Should an optionholder die while serving as a Board member or within 90 days after cessation of Board service, then the personal representative of the optionholder's estate (or the

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                  person or persons to whom the Automatic  Option is transferred pursuant to the optionholder's will or in accordance with the laws of the descent and distribution) shall have a 90-day period measured from the date of the optionholder's cessation of Board service in which to exercise the Automatic Options that vested prior to the time of such cessation of Board service. In no event, however, may any Automatic Option be exercised after the Expiration Date of such Automatic Option.

     7.5 OTHER TERMS. Except as expressly provided otherwise in this SECTION 7, an Automatic Option shall be subject to all of the terms and conditions of the Plan. Eligible Directors shall be entitled to receive other awards under the Plan or other plans of the Company in accordance with the terms and conditions thereof.

8. TRANSFERABILITY. Any Incentive Stock Option granted under the Plan shall, during the recipient's lifetime, be exercisable only by such recipient, and shall not be assignable or transferable by such recipient other than by will or the laws of descent and distribution. Except as specifically allowed by the Plan Administrator, any other award under the Plan and any of the rights and privileges conferred thereby shall not be assignable or transferable by the recipient other than by will or the laws of descent and distribution and such award shall be exercisable during the recipient's lifetime only by the recipient. The Plan Administrator may, in its sole discretion and at any time, as a condition to the receipt of an award or the issuance of Common Stock subject to an award, require an award recipient to enter into an agreement under which the Company (or its assigns) has the right to reacquire shares of Common Stock acquired pursuant to an award. Any repurchase right of the Company shall be exercisable by the Company (or its assignees) upon such terms and conditions as the Plan Administrator may specify in the agreement evidencing such right.

9. WITHHOLDING TAXES; OTHER DEDUCTIONS. The Company shall have the right to deduct from any settlement of an award granted under the Plan, including the delivery or vesting of shares, (a) an amount sufficient to cover withholding as required by law for any federal, state or local taxes, and
     (b) any amounts due from the recipient of such award to the Company or to any parent or subsidiary of the Company or to take such other action as may be necessary to satisfy any such withholding or other obligations, including withholding from any other cash amounts due or to become due from the Company to such recipient an amount equal to such taxes or obligations. The Plan Administrator may, in its sole and unrestricted discretion, permit an award recipient to satisfy his or her tax liability with respect to an award by tendering (actually or by attestation) to the Company whole shares of Common Stock having a Fair Market Value equal to all or any portion of the applicable tax liability.

10. TERMINATION OF SERVICES. The terms and conditions under which an award may be exercised following termination of a recipient's employment, directorship or independent contractor relationship with the Company shall be determined by the Plan Administrator; provided, however, that Incentive Stock Options shall not be exercisable at any time after the earliest of the date that is (a) three months after termination of employment, unless due to death or Disability (as defined in Section 22(e)(3) of the Code);
     (b) one year after termination of employment due to Disability; or (c) ten years after the date of grant (five years if granted to a stockholder who

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     at the time the option is granted owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company).

11. TERM OF THE PLAN. The Plan shall become effective as of July 5, 2000, the date of adoption by the Board, and shall remain in full force and effect through the date that is ten years thereafter, unless sooner terminated by the Board. After the Plan is terminated, no future awards may be granted, but awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan's terms and conditions.

12. PLAN AMENDMENT. The Board may amend, suspend or terminate the Plan at any time; provided that no such amendment shall be made without the approval of the Company's stockholders (a) that would increase the number of shares available for issuance under the Plan (other than in accordance with SECTION 4.3), or (b) if such approval is required (i) to comply with
     Section 422 of the Code with respect to Incentive Stock Options, or (ii) for purposes of Section 162(m) of the Code.

13. PLAN NOT EXCLUSIVE. This Plan is not intended to be the exclusive means by which the Company may issue awards to acquire its Common Stock.

14. BIFURCATION OF THE PLAN. Notwithstanding any provision of this Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit, or condition the use of any provision of the Plan to participants who are officers or directors subject to Section 16 of the 1934 Act without so restricting, limiting or conditioning the Plan with respect to other participants.

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